CERTIFICATE OF MERGER

                                       OF

                             NORTHPORT HOLDING INC.

                                       AND

                             STOCKTRADE NETWORK INC.

     It is hereby certified that:

     1. The constituent business corporations participating in the merger herein certified are:

          i Northport Holding Inc. which is incorporated under the laws of the State of New York; and

     ii   Stocktrade Network, Inc. which is incorporated under the laws of the
State of Delaware.

     2. An agreement of Merger has been approved, adopted, certified executed and acknowledged by each of the aforesaid subsection (c) of Section 252 of the General Corporation Law of the State of Delaware, to wit, by Northport Holding Inc. in accordance with the laws of the State of its incorporation and Stocktrade Network, Inc. in the same manner as is provided in the General Corporation Law of the State of New York.

     3. The name of the surviving corporation in the merger herein certified is Stocktrade Network Inc., which will continue its existence as said surviving corporation under the name Stocktrade Network, Inc. upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

     4. The Certificate of Incorporation of Stocktrade Network, Inc. as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.

     5. The executed Agreement of Merger between the aforesaid constituent corporations is on file at the office of the aforesaid surviving corporation, the address of which is as follows:

                             39 Broadway, Suite 720
                               New York, NY 10008

     6. A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving corporation, n request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

     7. The authorized capital stock of Northport Holding Inc. consists of 20,000,000 shares of which 15,000,000 are common and 5,000,000 are preferred and of a par value of $0.001 each.

     8. The Agreement of Merger between the aforesaid constituent corporations provides that the merger herein certified shall be effective the date of filing.

Signed on January 24, 2000

                                            STOCKTRADE NETWORK INC.

                                            By: /s/ Alfred L. Zecchine, Jr.
                                                ---------------------------
                                            ALFRED L. ZECCHINE, JR.
                                            Chief Executive Officer

                                            NORTHPORT HOLDING INC.

                                            By: /s/ Anthony Fusco
                                                ---------------------------
                                                    ANTHONY FUSCO
                                                    President